Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-200587) pertaining to the 2014 Equity Incentive Plan, the 2014 Employee Stock Purchase Plan, and the Amended and Restated 2006 Equity Incentive Plan of Proteon Therapeutics, Inc. of our report dated March 20, 2015, with respect to the consolidated financial statements of Proteon Therapeutics, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2014.

/s/ Ernst & Young LLP

Boston, Massachusetts
March 20, 2015